Exhibit 4.1



THE OFFER AND SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THIS NOTE AND ANY SECURITIES ISSUABLE UPON THE CONVERSION HEREOF MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS. CERTIFICATES REPRESENTING ANY SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE SHALL INCLUDE A LEGEND TO SIMILAR EFFECT AS THE FOREGOING.



                           GOTTAPLAY INTERACTIVE, INC
                           CONVERTIBLE PROMISSORY NOTE

$__________.00                                               September __, 2006
                                                          Gig Harbor, Washington


         FOR VALUE RECEIVED, Gotaplay Interactive, Inc., a Nevada corporation (the "Company"), promises to pay to ______________ ("Holder"), or his/her/its assigns, the principal sum of _______________________________________________
Dollars ($____________), or such lesser amount as shall equal the outstanding principal amount hereof and any unpaid accrued interest hereon, (the "Principal Sum") as set forth below, shall be due and payable on the September __ , 2007 (the "Maturity Date".)

        This Promissory Note ("Note") is issued in connection with a Secured Convertible Note Purchase Agreement (the "Agreement") dated as of the date above written. All capitalized terms contained in this Note shall have the meaning set forth in the Agreement. In the event there is an inconsistency in the terms contained in the Agreement and the terms contained in this Note, then the terms of the Agreement shall control.

         The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

         1. Interest. Commencing on the date above written and thereafter until all outstanding principal and interest on this Note shall have been paid in full, Company shall pay interest at the rate of eight percent (9.00%) per annum on the unpaid principal of this Note.

         2. Payment. Payment of the Principal Sum shall be made by check payable to the Holder at the Holder's principal address set forth in on the signature page of the Agreement (or at such other place as the Holder hereof shall notify the Company in writing) or, if the Holder so specifies, by written notice to the Company given not less than two Business Days prior to the Maturity Date, by bank wire transfer, in immediately available funds, to the account so specified, in lawful money of the United States of America. The Company may prepay this Note at any time, without premium or penalty, in whole or in part, with accrued interest to the date of such payment on the amount prepaid. If the Maturity Date occurs on a date that is not a Business Day then the Principal Sum shall be paid on the next succeeding Business Day. "Business Day" shall mean any day other than Saturday, Sunday or any day upon which banks in the city of Gig Harbor, Washington, are authorized or required to be closed.

       3. Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Note:

            (a) Failure to Pay. If Company shall fail to pay, when due, the principal payment and any interest required under the terms of this Note on the date due and such payment shall not have been made within fifteen (15) days of Company's receipt of Holder's written notice to the Company of such failure to pay; or

            (b) Voluntary Bankruptcy or Insolvency Proceedings. If the Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, , (iii) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (iv) take any action for the purpose of effecting any of the foregoing;

            (c) Involuntary Bankruptcy or Insolvency Proceedings. If proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect shall be commenced, and an order for relief entered in such proceeding shall not be dismissed or discharged within thirty (30) days of the entry of such an order.

         4. Rights of Holder Upon Default. Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Holder may declare all outstanding obligations payable by Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

         5. Successors and Assigns. Holder may not sell, transfer or otherwise dispose of this Note without the written permission of the Company.. The rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

         6. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder.

         7. Notices. Any notice, request or other communication required or permitted hereunder shall be in accordance with the Agreement.

         8. Governing Law. The descriptive headings of the several sections and paragraphs of this Note are inserted for convenience only and do not constitute a part of this Note. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law provisions of the State of Nevada, or of any other state.

         IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

                                              Gotaplay Interactive, Inc.

                      By: _________________________________
                                 John Gorst, CEO


Holder's Address:

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